                                  EXHIBIT 99.2



                              FORM OF PRESS RELEASE

Press Release Dated July 21, 2000



                                                  For Additional Information,
                                                  Contact Robert O. Bratton,
                                                  Chief Financial Officer
                                                  (704) 721-4473
                                                          or
                                                  Jan H. Hollar,
                                                  Director of Finance
                                                  (704) 721-4467

FOR IMMEDIATE RELEASE
July 21, 2000


                              FIRST CHARTER ADOPTS
                            SHAREHOLDERS RIGHTS PLAN

Concord, North Carolina - First Charter Corporation ("First Charter"), a North Carolina corporation, (NASDAQ: FCTR) announced that its Board of Directors adopted a stockholder rights plan at its meeting on July 19, 2000 and issued share purchase Rights in connection with the rights plan.

Lawrence M. Kimbrough, President and Chief Executive Officer, stated "The Rights are designed to assure that all of First Charter's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of First Charter without paying all stockholders a control premium. The plan is not being adopted in response to any unsolicited takeover proposals."

The stockholder rights plan is intended to enable all stockholders to realize the long-term value of their investment in First Charter. The plan will not prevent a takeover, but should encourage anyone seeking to acquire First Charter to negotiate with the Board prior to attempting a takeover.

In connection with the adoption of the plan, the Board declared a dividend of one share purchase Right on each outstanding share of common stock. Future issuances of First Charter's common stock will include share purchase Rights. Generally, the Rights will be exercisable only if a person or group acquires 15% or more of First Charter's common stock or announces a tender offer. Each Right will entitle stockholders to buy 1/1000 of a share of a new series of junior participating preferred stock of the Company at an exercise price of $80. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

If First Charter is acquired after a person has acquired 15% or more of its common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price.

Additionally, if First Charter is not acquired, a Rights holder (other than the person or group acquiring 15% or more) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of First Charter's common stock having a market value of twice such price.

Following the acquisition of 15% or more of the common stock, but less than 50% by any Person or Group, the Board may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock for each Right.

The Rights will be distributed on August 9, 2000, to stockholders of record as of the close of business on such date. The Rights will expire on July 19, 2010. Stockholders will receive additional information from First Charter on the plan within the near future and do not need to take any action to receive the Rights.

CORPORATE PROFILE

First Charter Corporation is the holding company for First Charter National Bank. First Charter is a regional financial services company with assets of $2.8 billion that operates 50 financial centers and 85 ATMs located in 14 counties throughout North Carolina. First Charter provides businesses and individuals with a broad range of financial services, including banking, comprehensive financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found at www.FirstCharter.com or by calling 1-800-601-8471. Common stock for First Charter is traded under the symbol "FCTR" on The Nasdaq National Market.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.



                                      -10-